Exhibit 10.9





                                                        July 21, 1999


Mr. J.M. McKinney
3605 Ella Lee Lane
Houston, Texas 77027

Dear Joe Mike:

This letter will evidence our agreement in connection with your employment as President of American International Petroleum Corporation ("AIPC"). The terms and conditions of your employment with AIPC are outlined below:

1. Position: You will be employed as President and Chief Operating Officer of AIPC. As President of AIPC you will report directly to the chief executive officer of AIPC. Additionally, you will be elected to and become Chairman of the Board of Directors of all AIPC subsidiaries. Further, you will be appointed as President of the Operating Committee of AIPC which operating committee is comprised of certain of the senior executives of AIPC and/or its affiliated companies.

2. Effective Date: Your employment will be effective July 21, 1999 but will not commence until such time as your requested to do so by AIPC.

3. Location: Your office shall be in AIPC's corporate office in Houston, Texas. However, the nature of your position will require extensive travel overseas.

4. Responsibilities: As the President of AIPC, you will be its chief operating officer with responsibility for the general supervision, management, direction and control of the business and officers of AIPC and its subsidiaries including supervision and management of AIPC's daily operations and responsibility for developing and carrying out AIPC's business plan and budget as approved by the board of directors.

5. Salary: Your salary will be $300,000.00 per year, subject, however, to such merit increases which shall be determined by the AIPC Board of Directors and the CEO of AIPC based upon your performance and the performance of AIPC. During your first year of employment, your base salary shall be $275,000 in cash plus 25,000 AIPC shares to be vested as follows:

     a.   5,000 shares upon effect date of your employment.
     b.   10,000 shares on December 31, 1999.
     c.   10,000 shares on July 20, 2000

6. Option: You will be entitled to receive stock options to purchase shares of AIPC common stock on the same basis as other senior executives of AIPC and its affiliated companies; provided, however, upon commencement of your employment with AIPC you will receive an option, exercisable at any time within five (5) years from the date of your employment to purchase 200,000 shares of AIPC common stock at a 10% premium of the closing bid price on the day immediately prior to the date of your acceptance of this offer, , subject, however, to the following vesting schedule:

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     a.   70,000 shares will vest after one (1) full year of employment.
     b.   70,000 shares will vest after two (2) full years of employment.
     c.   60,000 shares will vest after three (3) full years of employment.

     In addition you will be entitled to participate in the "1999 Challenge Option Plan" and will receive an option to purchase 100,000 shares of AIPC stock @ $2.00/share provided AIPC stock trades at or above $5.00/share for 15 consecutive days before December 31, 1999. The standard AIPC option agreement enumerating the preceding will be prepared and sent to you by August 30, 1999.


7. Annual Bonus: You will be entitled an annual bonus based upon your performance and AIPC's overall achievement of its corporate goals. The amount of such bonus shall be determined at the discretion of the AIPC Board and the CEO of AIPC and may be up to 50% of your base salary at that time..

8. Benefits: AIPC will include you and your direct eligible family members within its medical and dental coverage subject to any applicable waiting period and provisions concerning pre-existing medical conditions. Additionally, you will be entitled to all other benefits that are made available to senior executive of AIPC, including the right to participate in AIPC's 401(K) Retirement savings Plan but subject to any applicable eligibility requirements. You will be entitled to three (3) weeks of vacation for each year of your employment. The company will provide you with a full-size leased automobile, or at your option, you may elect an equivalent amount as a car allowance up to $500/month. Business Class travel will be allowed for all international flights and for all domestic flights over four (4) hours in length. You will be reimbursed promptly for all reasonable expenses which you incur in connection with your employment.

9. Executive Medical Evacuation Program: You will be included in the Executive Medical Evacuation Program.

10. Term of Employment: Your employment shall be for a period of one (1) year from the date of commencement and your term of employment shall be renewed automatically for successive periods of one (1) year each unless either party gives the other notice of termination at least ninety (90) days prior to any anniversary date of your employment. In such event, your employment will terminate on the anniversary date immediately following the date of notice. Should the Company terminate your employment for cause, no notice will required and all non-vested portion of your options will terminate immediately. However, should the Company terminate your employment after one full year of employment for no cause, then all your regular options will vest immediately

11. Severance Pay: You shall be entitled to one month of salary as a severance payment for each full year of employment.

12. Ownership of Information: All documents, drawings, memoranda, notes, records, files correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of information pertaining to the business of AIPC which you have developed, utilized or had access to are and shall be the sole and exclusive property of AIPC. Upon termination of your employment by AIPC, for any reason, you shall promptly deliver the same, and all copies thereof, to AIPC.

13. Non-Solicitation: During the term of your employment and for a period of two
(2) years thereafter, you will not, directly or indirectly, solicit or contact any employee of AIPC, with a view to inducing or encouraging such employee to leave the employ of AIPC for the purpose of being hired by you, an employer affiliated with you or any competitor of AIPC, or during the term of this agreement and for a period of one year thereafter engage in or


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be interested in (as an owner,  partner,  2%  shareholder  in a publicly  traded company, employee, officer, director, agent, consultant or otherwise), solicit any business from, or contact any person or entity engaged in oil and gas exploration or development activities within the same geological basin as the Company has been operating or has been actively seeking to be so engaged.

14. Applicable Law: This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

If the foregoing is acceptable to you, please sign below.


                                                 Very truly yours,



                                                 _______________________________
                                                 George N. Faris, Chairman & CEO
                                                 AMERICAN INTERNATIONAL
                                                 PETROLEUM CORPORATION

ACCEPTED AND AGREED this
______ day of _____________, 1999


_________________________________
J. M. MCKINNEY